EXHIBIT 32(c)

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Amendment No. 1 of Kate Spade & Company (the “Company”) on Form 10-K/A for the period ending December 31, 2016 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Thomas Linko, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Thomas Linko
Thomas Linko
Chief Financial Officer
Date: April 28, 2017

The foregoing certification is being furnished solely pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350) and is not being filed as part of the Form 10-K/A or as a separate disclosure document.

A signed original of this written statement required by Section 906 has been provided to Kate Spade & Company and will be retained by Kate Spade & Company and furnished to the Securities and Exchange Commission or its staff upon request.

APPENDIX A

Categorical standards adopted by the Board under which transactions and relationships falling within any of the listed categories will be deemed immaterial for purposes of the Board independence determinations:

1.                                      A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity (as defined below) that, in the ordinary course of business of the Company and the Entity, makes payment for goods and services received from the Company, or receives payment for goods and services (other than professional services) provided to the Company, if the gross amount of such payments in any fiscal year of the Company does not exceed the lesser of (x) 1% of the revenues of the Company for its most recently completed fiscal year; (y) 1% of the revenues of the Entity for its most recently completed fiscal year; and (z) (i) $1 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $20 million, if the Director (or immediate family member) is a director of the Entity.

2.                                      A Director (or an immediate family member) serves as a director or trustee of, or is otherwise affiliated with, a charity, hospital or other not-for-profit organization to which the Company or the Kate Spade & Company Foundation has made discretionary charitable contributions (excluding matching contributions) not exceeding $100,000 in any of the three preceding fiscal years of the Company.

3.                                      A Director (or an immediate family member) beneficially owns for investment purposes less than 5% of the outstanding voting securities of a publicly traded company having a business relationship, directly or through one or more subsidiaries, with the Company, provided that the Director (or immediate family member) is not a director, executive officer or employee of the publicly traded company.

4.                                      A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, participates in a credit or similar facility entered into by the Company, as lender but not as agent, in an amount that does not exceed the lesser of (x) 10% of the total participations in the facility; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) (i) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $100 million, if the Director (or immediate family member) is a director of the Entity.

5.                                      A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, holds for investment purposes publicly issued debt securities of the Company (including debt securities issued in so-called Rule 144A transactions) in an amount that does not exceed the lesser of (x) 10% of the total principal amount of the debt securities of any issue outstanding; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) (i) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and (ii) $100 million, if the Director (or immediate family member) is a director of the Entity.

For purposes of these standards, (i) “Company” means Kate Spade & Company and any controlled affiliate; (ii) “Entity” means a corporation, partnership, limited liability company or other organization in which the Company Director, alone or together with members of his or her immediate family, does not beneficially own in excess of 0.5% of the outstanding equity securities; and (iii) “immediate family member” has the meaning provided in Rule 404(a) of Regulation S-K under the Securities Exchange Act.

APP-A-1

APPENDIX B

In addition to addressing financial results calculated in accordance with GAAP, our Form 10-K/A contains presentations derived from “non-GAAP” adjusted measures, as defined below. The adjustments reflect items identified specific to fiscal year 2016 and our corresponding annual bonus plan for the named executive officers for such period.

The income from continuing operations for 2016 and 2015 is presented on a GAAP basis and also adjusted by multiplying pretax income by a normalized tax rate. The Company presents the below-described Adjusted EBITDA measures, 2016 results using a normalized tax rate and 2015 adjusted results because it considers them important supplemental measures of its performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

We present Adjusted Operating Income, which we define as operating income adjusted to exclude expenses incurred in connection with the Company’s streamlining initiatives, brand-exiting activities, acquisition related costs and loss on settlement of note receivable. The adjusted results for 2015 also exclude a $26.0 million charge related to the termination of certain contracts with our former joint venture partner in Kate Spade China Co., Ltd. Adjusted Operating Income as utilized in the Company’s 2016 Annual Incentive Plan is further adjusted to exclude share-based compensation. Adjusted Operating Income as utilized in the Company’s 2015 Annual Incentive Plan is further adjusted to exclude share-based compensation expense and the results of KATE SPADE SATURDAY, JACK SPADE brick and mortar, Kate Spade Brazil and Adelington Design Group exiting brands.

We present Adjusted EBITDA, which we define as income from continuing operations, adjusted to exclude income tax provision (benefit), interest expense, net, depreciation and amortization, net, losses on settlement of note receivable, expenses incurred in connection with the Company’s streamlining initiatives, brand-exiting activities, acquisition related costs, non-cash impairment charges, losses on asset disposals, non-cash share-based compensation expense and unrealized and certain realized foreign currency transaction adjustments, net. As presented herein, all references to Adjusted EBITDA are net of foreign currency transaction adjustments.

The Company believes that the adjusted results represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. We present the above-described adjusted measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We also present Adjusted EBITDA Excluding Wind-Down Operations, which the Company defines as Adjusted EBITDA further adjusted to remove the Adjusted EBITDA of Kate Spade Saturday, Jack Spade brick and mortar, Kate Spade Brazil and brand exits in the Adelington Design Group segment. The Company believes this Adjusted EBITDA measure provides a presentation of its 2015 results that will provide investors with a means to compare those results to its 2016 results.

Adjustments to net sales for wind-down operations include net sales for Kate Spade Saturday, Jack Spade brick and mortar locations, Kate Spade Brazil and brand exits in the Adelington Design Group segment in 2015 and 2014. In addition to those items, the impacts of the 53rd week, changes in foreign currency exchange rates and strategic initiatives, including quality of sale and the conversion of the Hong Kong, Macau and Taiwan territories to a joint venture are adjusted in 2014. Refer to the tables entitled “Reconciliation of Non-GAAP Net Sales Information” for a reconciliation from GAAP results.

We provide a reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures below.

APP-B-1

KATE SPADE & COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(In thousands)

The following table provides reconciliations of (i) Net Income to Adjusted Income from Continuing Operations; and (ii) Net Income to Adjusted EBITDA:

Twelve Months Ended December 31, 2016 (52 Weeks)
Total Net Sales	$1,381,478
KATE SPADE North America	1,156,373
KATE SPADE International	201,834
Adelington Design Group	23,271
Gross Profit	826,920
SG&A	643,307
Operating Income	$183,613
Other expense, net	(8,270)
Interest expense, net	(19,714)
Provision for income taxes	4,071
Income from Continuing Operations	$151,558
Discontinued operations, net of income taxes	2,024
Net Income	$153,582

Reconciliation of Adjusted Income from Continuing Operations:
Net Income, per above	$153,582
Less: discontinued operations, net of income taxes	(2,024)
Adjustment to provision for income taxes	(60,931)
Adjusted Income from Continuing Operations(a)	$90,627

Reconciliation of Adjusted EBITDA:
Net Income, per above	$153,582
Adjustments:
Depreciation and amortization, asset impairments and losses on asset disposals, net(b)	54,986
Share-based compensation	27,139
Foreign currency adjustments, net	3,680
Interest expense, net	19,714
Provision for income taxes	(4,071)
Discontinued operations, net of income taxes	(2,024)
Adjusted EBITDA	$261,148

Adjusted EBITDA
Reportable Segments Adjusted EBITDA(c):
KATE SPADE North America	$226,385
KATE SPADE International(d)	27,889
Adelington Design Group	5,014
Other(e)	1,860
Adjusted EBITDA	$261,148

(a)         Adjusted amount represents pretax income multiplied by a normalized tax rate of 40.0%, plus $0.2 million for interest and penalties on uncertain tax positions. The normalized tax rate was derived by reference to statutory tax rates in the regions in which the Company operates, without giving effect to the Company’s valuation allowance or potential use of its net operating loss carryforwards.

APP-B-2

(b)         Excludes amortization included in Interest expense, net.

(c)          Segment Adjusted EBITDA excludes (i) depreciation and amortization and (ii) losses on asset disposals and impairments. The costs of all corporate departments that serve the respective segment are fully allocated, other than non-cash share-based compensation expense. The Company does not allocate amounts reported below Operating income to its reportable segments, other than equity loss in its equity method investees. The Company’s definition of Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(d)         Amounts include equity in the losses of equity method investees of $6,450.

(e)          Amount is Other expense, net as shown above, net of foreign currency transaction adjustment of $3,680 and equity in the losses of equity method investees of $6,450.

APP-B-3

KATE SPADE & COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(In thousands)

The following table provides reconciliations of (i) Net Income to Adjusted Income from Continuing Operations; (ii) Net Income from Continuing Operations to Adjusted Income from Continuing Operations, Excluding Wind-Down Operations; (iii) Net Income to Adjusted EBITDA; and (iv) Net Income to Adjusted EBITDA, Excluding Wind-Down Operations:

	Reported(a)	Streamlining Initiatives and JV Termination Fee(b)	Adjusted Results	Results of Wind-Down Operations(c)	Adjusted Results (Excluding Wind- Down Operations)(d)
Twelve Months Ended January 2, 2016 (52 Weeks)
Total Net Sales	$1,242,720		$1,242,720	$(27,309)	$1,215,411
KATE SPADE North America	1,031,123		1,031,123	(12,891)	1,018,232
KATE SPADE International	188,151		188,151	(12,701)	175,450
Adelington Design Group	23,446		23,446	(1,717)	21,729
Gross Profit	754,107		754,107	(11,389)	742,718
SG&A	687,709	$(61,317)	626,392	(15,066)	611,326
Operating Income	$66,398	$61,317	$127,715	$3,677	$131,392
Other expense, net	(11,137)	5,830	(5,307)		(5,307)
Loss on settlement of note receivable	(9,873)	9,873	—		—
Interest expense, net	(19,152)		(19,152)		(19,152)
Provision for income taxes(e)	4,528	37,412	41,940	1,471	43,411
Income from Continuing Operations	$21,708	$39,608	$61,316	$2,206	$63,522
Discontinued operations, net of income taxes	(4,621)
Net Income	$17,087

Reconciliation of Adjusted EBITDA:
Net Income, per above	$17,087
Adjustments:
Other expense, net	11,137
Loss on settlement of note receivable	9,873
Interest expense, net	19,152
Provision for income taxes	(4,528)
Discontinued operations, net of income taxes	4,621
Operating Income	$66,398	$61,317	$127,715	$3,677	$131,392
Depreciation and amortization, asset impairments and losses on asset disposals, net(f)			51,699	(550)	51,149
Share based compensation, net(g)			25,271		25,271
Other expense, net(h)			(4,910)		(4,910)
Adjusted EBITDA			$199,775	$3,127	$202,902
Adjusted EBITDA
Reportable Segments Adjusted EBITDA(i):
KATE SPADE North America			$177,593	$3,074	$180,667
KATE SPADE International(j)			17,697	646	18,343
Adelington Design Group			4,523	(593)	3,930
Other(l)			(38)		(38)
Adjusted EBITDA			$199,775	$3,127	$202,902

(a)         Represents the results of Kate Spade & Company in accordance with accounting principles generally accepted in the US.

(b)         Represents charges due to streamlining initiatives comprised of: (i) payroll, contract termination costs, asset write-downs and other costs of $35,395; (ii) store closure, other brand-exiting and acquisition related credits of $(78); and (iii) a $26,000 charge related to the termination of certain contracts with the Company’s former joint venture partner in China.

(c)          Represents adjustments to remove the adjusted results of KATE SPADE SATURDAY, JACK SPADE brick and mortar, Kate Spade Brazil and Adelington Design Group exiting brands (Trifari, Trina Turk and Kensie).

APP-B-4

(d)         Represents the adjusted results of the Company excluding the results of KATE SPADE SATURDAY, JACK SPADE brick and mortar, Kate Spade Brazil and Adelington Design Group exiting brands. This is presented in order to provide adjusted results on a comparable basis to its 2016 results.

(e)          Adjusted amounts represent adjusted pretax income multiplied by a normalized tax rate of 40.0%, plus $0.6 million for interest and penalties on uncertain tax positions. The normalized tax rate was derived by reference to statutory tax rates in the regions in which the Company operates, without giving effect to the Company’s valuation allowance or potential use of its net operating loss carryforwards.

(f)           Excludes amortization included in Interest expense, net.

(g)          Excludes $0.3 million of share-based compensation expense that was classified as restructuring.

(h)         Amount is reported Other expense, net as shown above, net of foreign currency transaction adjustment of $4,405 and restructuring charges of $1,822 included in equity in the losses of equity method investees.

(i)             Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives, brand-exiting activities and acquisition related costs; (iii) losses on asset disposals and impairments; and (iv) a $26,000 charge in the twelve months ended January 2, 2016 to terminate contracts with the Company’s former joint venture partner in China. The costs of all corporate departments that serve the respective segment are fully allocated, other than non-cash share-based compensation expense. The Company does not allocate amounts reported below Operating income to its reportable segments, other than adjusted equity loss in its equity method investees. The Company’s definition of Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(j)            Amounts include equity in the adjusted losses of equity method investees of $4,872.

(k)         Amount is reported Other expense, net as shown above, net of foreign currency transaction adjustment of $4,405 and equity in the losses of equity method investees of $6,694.

APP-B-5

KATE SPADE & COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(In thousands)

The following table provides reconciliations of Segment Adjusted EBITDA to: (i) Adjusted EBITDA and (ii) Net Income.

Fiscal Year Ended January 3, 2015
In thousands
Segment Adjusted EBITDA:
KATE SPADE North America	$143,009
KATE SPADE International	810
Adelington Design Group	4,092
Other (a)	(940)
Total Reportable Segments Adjusted EBITDA	146,971
Other expense (b)	(1,450)
Less: Foreign currency transaction adjustments, net	1,441
Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments	146,962
Foreign currency transaction adjustments, net	(1,441)
Depreciation and amortization, net (c)	(48,441)
Charges due to streamlining initiatives, brand-exiting activities, acquisition related costs, impairment of intangible assets and loss on asset disposals and impairments, net	(30,371)
Share-based compensation (d)	(37,270)
Loss on extinguishment of debt	(16,914)
Interest expense, net	(20,178)
Benefit for income taxes	(84,379)
Discontinued Operations, net of income taxes	82,434
Net Income	$159,160

(a)         Other consists of expenses principally related to distribution functions that were included in Juicy Couture and Lucky Brand historical results, but are not directly attributable to those businesses and therefore have not been included in discontinued operations.

(b)         Amounts do not include equity in the losses of equity method investee of $2.6 million for the twelve months ended January 3, 2015.

(c)          Excludes amortization included in Interest expense, net.

(d)         Includes share-based compensation expense of $17.3 million in the twelve months ended January 3, 2015, that was classified as restructuring.

APP-B-6

KATE SPADE & COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(Dollars in thousands)

The following table provides reconciliations of Net Sales as reported to Net Sales excluding wind-down operations(a) in 2015.

	Twelve Months Ended
	December 31, 2016	January 2, 2016	Variance
	(52 Weeks)	(52 Weeks)	$	%
Total Company
Net Sales as reported	$1,381,478	$1,242,720	$138,758	11.2%
Less: Net sales for wind-down operations (a)	—	(27,309)
Adjusted Net Sales	$1,381,478	$1,215,411	$166,067	13.7%

KATE SPADE North America
Net Sales as reported	$1,156,373	$1,031,123	$125,250	12.1%
Less: Net sales for wind-down operations (a)	—	(12,891)
Adjusted Net Sales	$1,156,373	$1,018,232	$138,141	13.6%

KATE SPADE International
Net Sales as reported (b)	$201,834	$188,151	$13,683	7.3%
Less: Net sales for wind-down operations (a)	—	(12,701)
Adjusted Net Sales (b)	$201,834	$175,450	$26,384	15.0%

Adelington Design Group
Net Sales as reported	$23,271	$23,446	$(175)	(0.7)%
Less: Net sales for wind-down operations (a)	—	(1,717)
Adjusted Net Sales	$23,271	$21,729	$1,542	7.1%

(a)         Represents net sales for KATE SPADE SATURDAY, JACK SPADE brick and mortar, Kate Spade Brazil and Adelington Design Group exiting brands (Trifari, Trina Turk and Kensie).

(b)         Includes $6.4 million of net sales for the twelve months ended January 2, 2016 related to the Hong Kong, Macau and Taiwan territories, which were converted to a joint venture in the first quarter of 2015.

APP-B-7

KATE SPADE & COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(Dollars in thousands)

The following table provides reconciliations of Net Sales as reported to Net Sales excluding wind-down operations(a) in 2015 and to Net Sales excluding wind-down operations and adjusting for the impacts of the 53rd week, changes in foreign currency exchange rates and strategic initiatives in 2014(b).

	Twelve Months Ended
	(52 Weeks) January 2,	(53 Weeks) January 3,	$
	2016	2015	Variance	%
Total Company
Net Sales as reported	$1,242,720	$1,138,603	$104,117	9.1%
Less: Net sales for wind-down operations(a)	(27,309)	(60,879)
Net sales impact of strategic initiatives(b)		(25,614)
Additional week in 2014		(17,900)
Foreign currency impact		(26,802)
Adjusted Net Sales	$1,215,411	$1,007,408	$208,003	20.6%

(a)         Represents net sales for KATE SPADE SATURDAY, JACK SPADE brick and mortar, Kate Spade Brazil and Adelington Design Group exiting brands (Trifari, Trina Turk and Kensie).

(b)         Represents the estimated impact on net sales of strategic initiatives announced in 2015, including the conversion of the Hong Kong, Macau and Taiwan territories to a joint venture and North America quality of sale initiatives.

APP-B-8